Exhibit 99.1

Mesa Labs Acquires Two Continuous Monitoring Businesses

Lakewood, Colorado, November 6, 2013 — Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today announced the acquisition of two businesses involved in providing continuous monitoring (or “CM”) systems to regulated industries.  Mesa acquired substantially all of the assets and certain liabilities of Amega Scientific Corporation, a New Jersey corporation (“Amega”) and all of the outstanding shares of common stock of TempSys, Inc., a California corporation (“TempSys”).

The acquisition price for TempSys consisted of cash consideration of $9,500,000, subject to a working capital adjustment.  The acquisition price for substantially all the assets and certain liabilities of Amega consisted of cash consideration of $12,268,000, and a future potential payment of up to $10,000,000 based on the cumulative three year revenues of Mesa’s total CM business.  The acquisition of these two businesses is expected to add approximately $10,000,000 to Mesa’s revenues and to be accretive to our earnings per share within the first twelve months.

CM systems are used by a wide variety of companies and institutions to monitor various environmental parameters such as temperature, humidity, differential pressure, and door closure state, to ensure that critical storage and processing conditions are maintained, and to provide alarms if certain values are exceeded.  Governmental quality control regulations throughout the world require continuous monitoring of refrigerators, freezers, incubators, warehouses, manufacturing environments, and a wide variety of other controlled environments.  The primary markets for CM systems are hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies, the food industry and a number of other laboratory and industrial environments.

Amega and TempSys are important suppliers of CM systems in the U.S.  TempSys has historically maintained a strong position in hospitals and government laboratories, while Amega has developed a solid installed base in the pharmaceutical and medical device industries.  Both companies have developed fully featured product lines with sensors that are able to communicate wirelessly over a variety of networks, including WiFi, 418 MHz, and 900 MHz, along with flexible data access and options for cloud-based data storage.  Mesa’s plans are to integrate the two businesses with Mesa’s infrastructure in the areas of finance, marketing and administration, and capitalize on the technical, support services and sales strengths of the two acquired businesses.

“We have wanted to enter the continuous monitoring market for several years, as a complement to our closely related data logger product line, and the acquisition of the Amega and TempSys businesses provides an ideal platform to accomplish this,” said John J. Sullivan, President and CEO of Mesa.  “With the combined strengths of these two companies, Mesa now has a very competitive product line and strong market position in the U.S.  We believe that there are growth opportunities in the CM market in the U.S., where the combined product lines, support staff and sales organizations will be more competitive in the marketplace.  In addition, neither company has significant sales outside the U.S., so moving the CM products into international markets will provide additional opportunities for growth and expansion.  We are excited about these acquisitions, which when combined, are Mesa’s largest to date, as they represent a great growth opportunity to supply critical quality control tools into regulated markets, Mesa’s primary area of strategic focus.”

“Amega’s goals have always been to provide the highest quality products and most effective services to our customers,” said Anthony Amato, President of Amega.  “With a new vision blending Mesa’s resources, Amega’s disciplined strategy and the combined talented management team, we have the foundation and tools necessary to accelerate growth and drive the success we have envisioned.  This transaction represents the culmination of years of dedication and hard work and is a significant milestone for Amega.”

Robert Yuan, CEO of TempSys added, “Over the last 11 years, we developed our wireless technology and products to fulfill our mission to be the best solution provider for our customers to meet regulatory and quality assurance needs.  I am very happy and feel confident that the tremendous synergy from this acquisition, along with new opportunities that Mesa can provide, will take the business to the next level both domestically and around the world to continue this mission.”

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins.  We are organized into two divisions across four physical locations.  Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, semiconductor and petrochemical industries.  Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries.

Forward Looking Statements

This press release may contain information that constitutes “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2013, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000